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Exhibit 2(g)

INVESTMENT ADVISORY AGREEMENT

As of June 23, 2006

Alpine Woods Capital Investors, LLC
2500 West Chester Avenue, Suite 215
Purchase, New York 10577

Dear Sirs:

        The undersigned, Alpine Global Dynamic Dividend Fund (the "Fund") is a closed-end management investment company organized as a Delaware statutory trust, which intends to offer shares of beneficial interest to the public. The Fund desires to employ its capital by investing and reinvesting the same in securities in accordance with the limitations specified in its Declaration of Trust and Prospectus, copies of which have been, or will be, submitted to you, and in such manner and to such extent as may from time to time be approved by the Trustees of the Fund. Subject to the terms and conditions of this Agreement, the Fund desires to employ your company (the "Adviser") and the Adviser desires to be so employed, to supervise and assist in the management of the business of the Fund. Accordingly, this will confirm our agreement as follows:

        1.     The Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the investments of the Fund. The Adviser shall use its best judgment in rendering these services to the Fund, and the Fund agrees as an inducement to the Adviser undertaking such services that the Adviser shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect the Adviser against any liability to the Fund or to the shareholders of the Fund to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties hereunder or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

        2.     The Adviser agrees that it will not make short sales of the Fund's shares of beneficial interest.

        3.     The Adviser agrees that in any case where an officer or director of the Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Fund to purchase or sell any securities issued by such other corporation.

        4.     The Adviser will provide office facilities to the Fund and has agreed to pay all of the Fund's organizational expenses. The Fund will pay all of its expenses and liabilities (excluding its organizational expenses), including expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act of 1940, as amended (the "Act"), and the Securities Act of 1933, as amended, and registering and qualifying under the securities laws of the states in which the Fund's shares are registered or qualified for sale, listing fees for the New York Stock Exchange, the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders subsequent to the initial public offering of the Fund's Shares, mailing, brokerage, issue and transfer taxes on sales of Fund securities, custodian and stock transfer charges, printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders.

        5.     In consideration of the Adviser performing its obligations hereunder, the Fund will pay to the Adviser a monthly fee computed at the annual rate of 1% of the average daily net assets of the Fund.

        6.     The Fund understands that the Adviser acts as investment adviser to other investment companies, and that the Adviser and its affiliates may act as investment advisers to individuals,

partnerships, corporations, pension funds and other entities, and the Fund confirms that it has no objection to the Adviser or its affiliates so acting.

        7.     This Agreement shall be in effect until June 23, 2008. This Agreement shall continue in effect from year to year thereafter with respect to the Fund, provided it is approved, at least annually, in the manner required by the Act. The Act requires that this Agreement and any renewal thereof be approved by a vote of a majority of Trustees of the Fund who are not parties thereto or interested persons (as defined in the Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Fund or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of the Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

        This Agreement may be terminated at any time with respect to the Fund, without payment of any penalty, on sixty (60) days' prior written notice by a vote of a majority of the Fund's outstanding voting securities, by a vote of a majority of the Trustees of the Fund, or by the Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act).

        8.     This Agreement is made by the Fund pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Fund individually, but bind only the property of the Fund.

        9.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles

        If the foregoing is in accordance with your understanding, please so indicate by signing and returning to the undersigned the enclosed copy hereof.

Very truly yours,
ALPINE GLOBAL DYNAMIC DIVIDEND FUND
By:	/s/ SHELDON R. FLAMM
Name:	Sheldon R. Flamm
Title:	Treasurer and Chief Compliance Officer
ACCEPTED:
ALPINE WOODS CAPITAL INVESTORS, LLC
By:	/s/ SAMUEL A. LIEBER
Name:	Samuel A. Lieber
Title:	Chief Executive Officer

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INVESTMENT ADVISORY AGREEMENT